Exhibit 8.1

Himax Technologies, Inc.

List of Subsidiaries

Subsidiary	Jurisdiction of Incorporation	Percentage of Our Ownership Interest

Himax Technologies Limited	ROC	100.0%

Himax Technologies Anyang Limited	South Korea	100.0%

Himax Semiconductor, Inc. (formerly Wisepal Technologies, Inc.)	ROC	100.0%

Himax Technologies (Samoa), Inc.	Samoa	100.0%(1)

Himax Technologies (Suzhou) Co., Ltd.	PRC	100.0%(2)

Himax Technologies (Shenzhen) Co., Ltd.	PRC	100.0%(2)

Himax Display, Inc.	ROC	88.2%(1)

Integrated Microdisplays Limited	Hong Kong	88.2%(3)

Himax Analogic, Inc.	ROC	76.9%(1)

Himax Imaging, Inc.	Cayman Islands	94.8%

Himax Imaging, Ltd.	ROC	94.8%(4)

Himax Imaging Corp.	California, USA	94.8%(4)

Argo Limited	Cayman Islands	100.0%

Tellus Limited	Cayman Islands	100.0%(5)

Himax Media Solutions, Inc.	ROC	78.0%(6)

Himax Media Solutions (Hong Kong) Limited	Hong Kong	78.0%(7)

Harvest Investment Limited	ROC	100.0%(1)

(1)	Indirectly, through our 100.0% ownership of Himax Technologies Limited.

(2)	Indirectly, through our 100.0% ownership of Himax Technologies (Samoa), Inc.

(3)	Indirectly, through our 88.2% ownership of Himax Display, Inc.

(4)	Indirectly, through our 94.8% ownership of Himax Imaging, Inc.

(5)	Indirectly, through our 100.0% ownership of Argo Limited.

(6)	Directly, as to 44.0%, and indirectly, as to 34.0% through our 100.0% ownership of Himax Technologies Limited.

(7)	Indirectly, through our 78.0% ownership of Himax Media Solutions, Inc.